Exhibit 21.1

Subsidiaries

1) LiqTech USA, Inc., a Delaware corporation;

2) LiqTech International A/S, a Danish limited company;

3) Liqtech NA, Inc., a Delaware corporation; and

4) LiqTech Water Projects A/S, a Danish company

5) Liqtech Ceramics A/S, a Danish limited company;

6) Liqtech Water A/S, a Danish limited company;

7) Liqtech Plastic A/S, a Danish limited company;

8) Liqtech Germany GmBH, a German limited company;

9) Liqtech pte Ltd., a Singapre limited company; and

10) Liqtech Emission Control A/S, a Danish limited company.